SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



FORM 8-K


CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 1997



Central Fidelity Banks, Inc.
(Exact name of registrant as specified in its charter)




	Virginia				0-8829				54-
1091649
        (State or other			      (Commission
(IRS Employer
         jurisdiction of			      File Number)
Identification
         incorporation)
Number)


1021 East Cary Street, Richmond, Virginia 23219
(Address of principal executive offices)



Registrant's telephone number, including area code: (804) 782-4000

This document contains 5 pages.


Item 5. Other Events

On March 6, 1997 the Registrant issued a Press Release announcing the expansion of a program to repurchase shares of its common stock. The repurchase of an additional 3,000,000 shares has been authorized in addition to the approximately 400,000 shares not yet acquired but authorized in January, 1996.




SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Central Fidelity Banks, Inc.

(Registrant)



Date: March 7, 1997
/s/ James F. Campbell

James F. Campbell

Senior Vice President & Controller








EXHIBIT INDEX


Exhibit 99. Press Release dated March 6, 1997 announcing the expansion of a program to repurchase shares of common stock.







Exhibit 99

News Release				                   Central Fidelity
Central Fidelity Banks, Inc.		For Release:
	IMMEDIATELY
Post Office Box 27602
Richmond, Virginia  23261-7602		Information Contact:
	William N. Stoyko
									Corporate Secretary
(804)  697-7145

Susan Lawrence
Mistr
Public Relations
Director
(804) 697-7261

March 6, 1997


CENTRAL FIDELITY EXPANDS REPURCHASE PROGRAM
FOR ADDITIONAL 3,000,000 SHARES

Richmond, VA The Board of Directors of Central Fidelity Banks, Inc. (NASDAQ-CFBS) has granted authority for the Corporation to purchase up to an additional 3,000,000 shares of its common stock under a repurchase program that commenced in January of 1996. To date, the Company has repurchased the equivalent of approximately 2,600,000 shares under the original authorization after giving effect to a 3-for-2 stock split which occurred on June 14, 1996. The newly authorized 3,000,000 shares together with the 400,000 shares remaining under the original authorization represent approximately 5.8% of the outstanding shares.

Management of Central Fidelity stated that purchases will be made periodically in either open-market or private transactions, or both. The repurchased shares may be used for general corporate purposes, including reissuance under various stock option and benefit plans of the Corporation. The number of shares actually acquired will depend on subsequent developments and corporate needs. When and if commenced, the purchases may be discontinued or interrupted at any time.

Although the authorization has no time limitation, management anticipates that this extension to the repurchase program will be accomplished over the next 18 to 24 months.

Central Fidelity presently has approximately 58.6 million shares of common stock outstanding.

Central Fidelity Banks, Inc. is a Richmond, Virginia-based bank holding company with assets of $10.54 billion and 245 offices.